                                                                                                                                                                                                          Exhibit 4.1

FIRST PACTRUST BANCORP, INC.

and

Registrar and Transfer Company,
                        as Warrant Agent

Warrant Agreement

June 29, 2012

WARRANT AGREEMENT (this “Agreement”), dated as of June 29, 2012, between First PacTrust Bancorp, Inc., a Maryland corporation (the “Company”), and Registrar and Transfer Company, a New Jersey corporation, as Warrant Agent (the “Warrant Agent”).

WHEREAS, pursuant to the Agreement and Plan of Merger, by and between the Company and Beach Business Bank (“Beach”), dated as of August 30, 2011 (the “Merger Agreement”), subject to the terms and conditions thereof, the Company agreed to issue warrants (the “Warrants”) to purchase up to an aggregate of approximately 1,401,959 shares of common stock, par value $.01 per share, of the Company (the “Common Stock”), to the stockholders of Beach as consideration in the transactions contemplated by the Merger Agreement; and

WHEREAS, the Company desires that the Warrant Agent act on behalf of the Company, and the Warrant Agent is willing to act in connection with the issuance, division, transfer, exchange and exercise of the Warrants.

NOW, THEREFORE, in consideration of the foregoing and for the purpose of defining the terms and provisions of the Warrants and the respective rights and obligations thereunder of the Company and the registered owners of the Warrants (the “Holders”), the Company and the Warrant Agent hereby agree as follows:

SECTION 1.  Appointment of Warrant Agent.  The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the instructions hereinafter set forth in this Agreement, and the Warrant Agent hereby accepts such appointment.

SECTION 2.  Form of Warrant.  The text of the Warrant shall be substantially as set forth in Exhibit A attached hereto.  The price per share of Common Stock issuable on exercise of the Warrants (the “Warrants Shares”) and the number of Warrant Shares issuable upon exercise of each Warrant are subject to adjustment upon the occurrence of certain events, all as hereinafter provided.  The Warrants shall be executed on behalf of the Company by its Chairman of the Board, Chief Executive Officer, Chief Financial Officer or one of its Executive Vice Presidents, under its corporate seal reproduced thereon and attested by its Secretary or an Assistant Secretary.  The signature of any such officers on the Warrants may be manual or facsimile.

Warrants bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Company shall bind the Company, notwithstanding that such individuals or any one of them shall have ceased to hold such offices prior to the delivery of such Warrants or did not hold such offices on the date of this Agreement.

Warrants shall be dated as of the date of countersignature thereof by the Warrant Agent either upon initial issuance or upon division, exchange, substitution or transfer.

SECTION 3.  Countersignature of Warrants.  The Warrants shall be countersigned by the Warrant Agent (or any successor to the Warrant Agent then acting as warrant agent under this Agreement) and shall not be valid for any purpose unless so countersigned.  Warrants may be countersigned, however, by the Warrant Agent (or by its successor as warrant agent hereunder) and may be delivered by the Warrant Agent, notwithstanding that the persons whose manual or facsimile signatures appear thereon as proper officers of the Company shall have ceased to be such officers at the time of such countersignature, issuance or delivery.

SECTION 4.  Exchange of Warrant Certificates.  Each Warrant certificate may be exchanged for another certificate or certificates entitling the Holder to purchase a like aggregate number of Warrant Shares as the certificate or certificates surrendered then entitle each Holder to purchase.  Any Holder desiring to exchange a Warrant certificate or certificates shall make such request in writing delivered to the Warrant Agent, and shall surrender, properly endorsed, the certificate or certificates to be so exchanged.  Thereupon, the Warrant Agent shall countersign and deliver to the Holder a new Warrant certificate or certificates, as the case may be, as so requested, in such name or names as such Holder shall designate.

SECTION 5.  Term of Warrants; Exercise of Warrants; Transferability.

SECTION 5.1  Term of Warrants.  Subject to the terms of this Agreement, each Holder shall have the right, which may be exercised commencing at any time on or after July 1, 2012 until 5:00 pm, Eastern time, on June 30, 2013 (the “Expiration Date”), to purchase from the Company the number of fully paid and nonassessable Warrant Shares that the Holder may at the time be entitled to purchase upon exercise of such Warrants pursuant to Section 5.2.

SECTION 5.2  Exercise of Warrants.  Each Warrant initially entitles the Holder thereof to purchase 0.33 shares of Common Stock upon payment of the Warrant Price (as defined in Section 9 hereof).  A Warrant may be exercised upon surrender to the Warrant Agent at its principal office at 10 Commerce Drive, Cranford, New Jersey 07016 of the certificate or certificates evidencing the Warrants to be exercised, together with the form of election to purchase on the reverse thereof duly filled in and signed, which signature shall be guaranteed by a member of a recognized guarantee medallion program, and upon payment to the Warrant Agent for the account of the Company of the Warrant Price (as defined in and determined in accordance with the provisions of Sections 9 and 10 hereof), or in the manner provided in Section 5.3, for the number of Warrant Shares in respect of which such Warrants are then exercised.  Payment of the aggregate Warrant Price shall be made by an uncertified check drawn upon a U.S. bank or a wire transfer payable to the Warrant Agent, or in the manner provided in Section 5.3.  As soon as the Warrant Agent receives a form of election to purchase Warrant Shares, it shall immediately notify the Company.

Subject to Section 6 hereof, upon the surrender of certificate or certificates representing the Warrants and payment of the Warrant Price as aforesaid, the Warrant Agent shall, upon the written order of the Holder and in such name or names as the Holder may designate, cause to be (a) effected a book-entry transfer crediting the account of such Holder or designee or (b) issued and delivered a certificate or certificates, in each case for the number of full Warrant Shares so purchased upon the exercise of such Warrants, together with cash, as provided in Section 11 hereof, in respect of any fractional Warrant Shares otherwise issuable upon such surrender.  If permitted by applicable law, any such certificate or certificates shall be deemed to have been issued or any such book-entry transfer shall be deemed to have been effected, and any person so designated to be named therein shall be deemed to have become a Holder of record of such Warrant Shares, as of the date of the surrender of such Warrants and payment of the Warrant Price.  The rights of purchase represented by the Warrants shall be exercisable, at the election of the Holders thereof, either in full or from time to time in part and, if a certificate evidencing Warrants is exercised in respect of less than all of the Warrant Shares purchasable on such exercise at any time prior to the date of expiration of the Warrants, a new certificate evidencing the remaining Warrant or Warrants shall be issued, and the Warrant Agent is hereby irrevocably authorized to countersign and deliver the required new Warrant certificate or certificates pursuant to the provisions of this Section and Section 3, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrant certificates duly executed on behalf of the Company for such purpose.

SECTION 5.3  Payment by Application of Shares Otherwise Issuable.  Upon any exercise of the Warrants, the Holder may, at its option and in lieu of paying the aggregate Warrant Price by an uncertified check drawn upon a U.S. bank or a wire transfer, instruct the Company, by written notice accompanying the surrender of the Warrants at the time of such exercise, that such Holder elects to receive that number of Warrant Shares that is equal to the number of Warrant Shares for which the Warrants are being exercised less the number of Warrant Shares having a current market price (as determined pursuant to Section 10.1(c)) equal to the aggregate Warrant Price.

SECTION 5.4  Transferability of Warrants.

(a)  At the option of the Holder thereof, the Warrants may be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part.

(b) The Warrants may be assigned or transferred upon surrender of the Warrant certificate or certificates to the Warrant Agent, accompanied (if so required by the Company or the Warrant Agent) by a written instrument or instruments of transfer in form satisfactory to the Company and the Warrant Agent, duly executed by the registered Holder or by a duly authorized representative or attorney, such signature to be guaranteed by a member of a recognized guarantee medallion program.  Upon any such registration of transfer, a new Warrant certificate or certificates shall be issued to the transferee, and the surrendered Warrant certificate shall be cancelled by the Warrant Agent.  Warrant certificates so cancelled shall be delivered by the Warrant Agent to the Company from time to time.

(c) Any transfer or assignment of the Warrants shall be without charge (other than the cost of any transfer tax) to the Holder, and any new Warrant certificates issued pursuant to this Section 5.4 shall be dated the date of such transfer or assignment.

SECTION 5.5  Listing and Applicable Law.  The Company will use commercially reasonable efforts to (a) procure, at its sole expense, the listing of the Warrant Shares issuable upon exercise of the Warrants at any time, subject to issuance or notice of issuance, on the principal stock exchanges on which the Common Stock is then listed or traded and (b) maintain such listings at all times after issuance.  The Company will use reasonable best efforts to ensure that the Warrant Shares may be issued without violation of any applicable law or regulation or of any requirement of any securities exchange on which the Common Stock is listed or traded.

SECTION 6.  Payment of Taxes.  The Company shall pay all documentary stamp taxes, if any, attributable to the initial issuance of Warrant Shares upon the exercise of Warrants; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue or delivery of any Warrants or certificates for Warrant Shares in a name other than that of the registered Holder of such Warrants.

SECTION 7.  Mutilated or Missing Warrants.  In case any of the certificates evidencing the Warrants shall be mutilated, lost, stolen or destroyed, the Company may in its discretion issue, and the Warrant Agent shall countersign and deliver in exchange and substitution for and upon cancellation of the mutilated Warrant certificate, or in lieu of and substitution for the Warrant certificate lost, stolen or destroyed, a new Warrant certificate of like tenor and representing an equivalent right or interest, but only upon receipt of evidence satisfactory to the Company and the Warrant Agent of such mutilation, loss, theft or destruction of such Warrant and an indemnity or bond, if requested, also satisfactory to them.  An applicant for such a substitute Warrant certificate shall also comply with such other reasonable regulations and pay such other reasonable charges as the Company or the Warrant Agent may prescribe.

SECTION 8.  Reservation of Warrant Shares; Purchase and Cancellation of Warrants; Registration of Warrant Shares.

SECTION 8.1  Reservation of Warrant Shares.  There have been reserved, and the Company shall at all times keep reserved, out of its authorized Common Stock, a number of shares of Common Stock sufficient to provide for the exercise of the rights of purchase represented by the outstanding Warrants.  The transfer agent for the Common Stock (the “Transfer Agent”) and every subsequent transfer agent for any shares of the Company’s capital stock issuable upon the exercise of any of the rights of purchase aforesaid will be irrevocably authorized and directed at all times to reserve such number of authorized shares as shall be required for such purpose.  The Company will keep a copy of this Agreement on file with the Transfer Agent for the Common Stock and with every subsequent transfer agent for any shares of the Company’s capital stock issuable upon the exercise of the rights of purchase represented by the Warrants.  The Warrant Agent is hereby irrevocably authorized to requisition from time to time from such Transfer Agent the stock certificates required to honor outstanding Warrants upon exercise thereof in accordance with the terms of this Agreement.  The Company will supply such Transfer Agent with duly executed stock certificates for such purposes and will provide or otherwise make available any cash that may be payable as provided in Section 11.  The Company will furnish such Transfer Agent with a copy of all notices of adjustments and certificates related thereto, transmitted to each Holder pursuant to Section 10.2.  All Warrants surrendered in the exercise of the rights thereby evidenced shall be cancelled by the Warrant Agent and shall thereafter be delivered to the Company.

SECTION 8.2  Purchase of Warrants by the Company.  The Company shall have the right, except as limited by law, other agreements or herein, to purchase or otherwise acquire Warrants at such times, in such manner and for such consideration as it may deem appropriate.

SECTION 8.3  Cancellation of Warrants.  In the event the Company shall purchase or otherwise acquire Warrants, the same shall thereupon be delivered to the Warrant

Agent and be cancelled by the Warrant Agent and retired.  The Warrant Agent shall cancel any Warrant surrendered for exchange, substitution, transfer or exercise in whole or in part.

SECTION 8.4  Reserved.

SECTION 9.  Warrant Price.  The price per 0.33 shares of Common Stock at which Warrant Shares shall be purchasable upon the exercise of Warrants (the “Warrant Price”) shall be $4.62, subject to adjustment pursuant to Section 10 hereof.

SECTION 10.  Adjustment of Warrant Price and Number of Warrant Shares.  The number and kind of securities purchasable upon the exercise of each Warrant and the Warrant Price shall be subject to adjustment from time to time upon the happening of certain events, as set forth in this Section 10.

SECTION 10.1  Mechanical Adjustments.  The number of Warrant Shares purchasable upon the exercise of each Warrant and the Warrant Price shall be subject to adjustment as follows.

(a)  Stock Splits, Subdivisions, Reclassifications or Combinations.  In case the Company shall (i) pay a dividend in shares of Common Stock or make a distribution in shares of Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares of Common Stock or (iii) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares of Common Stock, the number of Warrant Shares purchasable upon exercise of each Warrant shall be adjusted so that the Holder of each Warrant shall be entitled to purchase the number of Warrant Shares determined by multiplying the number of Warrant Shares purchasable upon exercise of each Warrant immediately prior to such event by a fraction (A) the numerator of which shall be the total number of outstanding shares of Common Stock immediately after such event, and (B) the denominator of which shall be the total number of outstanding shares of Common Stock immediately prior to such event.  An adjustment made pursuant to this Section 10.1(a) shall become effective immediately after the effective date of such event and, to the extent permitted by applicable law, retroactive to the record date, if any, for such event.

(b)  Non-Cash Distributions.  In case the Company shall distribute to all Holders of its shares of Common Stock non-cash assets, including securities, evidences of indebtedness, rights or warrants (but excluding dividends or distributions referred to in Sections 10.1(a)), then in each case the number of Warrant Shares thereafter purchasable upon the exercise of each Warrant shall be determined by multiplying the number of Warrant Shares theretofore purchasable upon the exercise of each Warrant by a fraction, the numerator of which shall be the then-current market price per share of Common Stock on the record date for such distribution, and the denominator of which shall be the then-current market price per share of Common Stock, less the then-fair market value (as determined in good faith by the board of directors of the Company, which determination shall be conclusive) of the portion of the assets so distributed applicable to one share of Common Stock.  Such adjustment shall be made whenever any such distribution is made, and shall become effective on the date of distribution and, to the extent permitted by applicable law, retroactive to the record date for the determination of stockholders entitled to receive such distribution.

(c)  Calculation of Market Price.  For the purpose of any computation under Section 10.1(b), the current market price per share of Common Stock at any date shall be the last reported sales price regular way or, if no such reported sale takes place on such day, the average of the closing bid and asked prices regular way for such day, in each case on the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading or, if not listed or admitted to trading, the average of the closing bid and ask prices as furnished by two members of the Financial Industry Regulatory Authority, Inc. selected from time to time by the Company for that purpose.  In the absence of one or more such quotations, the current market price of the Common Stock shall be determined in good faith by the Board of Directors on the basis of such information as it considers appropriate.  The Warrant Agent may request that the Company confirm the current market price of the Common Stock, and upon such request the Company shall report the current market price of the Common Stock as determined pursuant to this Section 10.1(c) to the Warrant Agent.

(d)  Minimum Adjustments.  No adjustment in the number of Warrant Shares purchasable hereunder shall be required unless such adjustment would require an increase or decrease of at least one-hundredth (1/100th) of a share of Common Stock issuable upon the exercise of each Warrant; provided, however, that any adjustments that by reason of this Section 10.1(d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.  All calculations shall be made to the nearest one-thousandth of a share.

(e)  Adjustment of Warrant Price.  Whenever the number of Warrant Shares purchasable upon the exercise of each Warrant is adjusted, as provided in Section 10.1 only, the Warrant Price payable upon exercise of each Warrant shall be adjusted by multiplying such Warrant Price immediately prior to such adjustment by a fraction, of which the numerator shall be the number of Warrant Shares purchasable upon the exercise of each Warrant immediately prior to such adjustment, and of which the denominator shall be the number of Warrant Shares purchasable immediately thereafter.  If an adjustment of the Warrant Price made hereunder would reduce the Warrant Price to an amount below par value of the Common Stock, then such adjustment in Warrant Price made hereunder shall reduce the Warrant Price to the par value of the Common Stock.

(f)  No adjustment in the number of Warrant Shares purchasable upon the exercise of each Warrant need be made under Section 10.1(b) if the Company agrees to issue or distribute, as applicable, to each Holder, upon payment of the Warrant Price, in addition to the applicable Warrant Shares issuable upon such payment, the assets referred to in that paragraph which each Holder would have been entitled to receive had the Warrants been exercised prior to the happening of such event or the record date with respect thereto.  For the avoidance of doubt, no adjustment in the number of Warrant Shares purchasable upon the exercise of each Warrant shall be made in connection with the issuance of shares of Common Stock pursuant to a Company plan for reinvestment of dividends.  No adjustment need be made for a change in the par value of the Warrant Shares or a change in the jurisdiction of incorporation of the Company.

(g)  For the purpose of Section 10.1, the term “shares of Common Stock” shall mean the class of stock designated as the voting common stock of the Company at the date of this Agreement and any other class of stock resulting from successive changes or reclassification of such shares consisting solely of changes in par value, or from par value to no par value, or from no par value to par value.  If at any time, as a result of an adjustment made pursuant to paragraph (a) above, the Holders shall become entitled to purchase any securities of the Company other than shares of Common Stock, thereafter the number of such other shares so purchasable upon exercise of each Warrant and the Warrant Price of such shares shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Warrant Shares contained in Sections 10.1(a) through (f), inclusive, above, and the provisions of Section 5 and Sections 10.2 through 10.3, inclusive, with respect to the Warrant Shares, shall apply on like terms to any such other securities.

(h)  Upon the expiration of any rights, options, warrants or conversion or exchange privileges, if any thereof shall not have been exercised, the Warrant Price and the number of shares of Common Stock purchasable upon the exercise of each Warrant shall, upon such expiration, be readjusted and shall thereafter be such as it would have been had it been originally adjusted (or had the original adjustment not been required, as the case may be) as if (i) the only shares of Common Stock so issued were the shares of Common Stock, if any, actually issued or sold upon the exercise of such rights, options, warrants or conversion or exchange rights and (ii) such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise plus the aggregate consideration, if any, actually received by the Company for the issuance, sale or grant of all of such rights, options, warrants or conversion or exchange rights whether or not exercised; provided that no such readjustment shall have the effect of increasing the Warrant Price or decreasing the number of shares of Common Stock purchasable upon the exercise of each Warrant by an amount in excess of the amount of the adjustment initially made in respect to the issuance, sale or grant of such rights, options, warrants or conversion or exchange rights.

SECTION 10.2  Notice of Adjustment.  Whenever the number of Warrant Shares purchasable upon the exercise of each Warrant or the Warrant Price of such Warrant Shares is adjusted as herein provided, the Company shall deliver to the Warrant Agent a notice and shall cause such notice to be sent or communicated to the Holders in the manner set forth in Section 18, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place.  Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Warrant Price and the number, kind or class of shares or other securities or property that shall be deliverable upon exercise of a Warrant.  If any action would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed, and  in case of all other action, such notice shall be given at least 15 days prior to the taking of such proposed action.  Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

SECTION 10.3  No Adjustment for Dividends.  Except as provided in Section 10.1, no adjustment in respect of any dividends shall be made during the term of a Warrant or upon the exercise of a Warrant.

SECTION 10.4  Preservation of Purchase Rights Upon a Business Combination.  In case of any merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Company’s stockholders or a reclassification of Common Stock (“Business Combination”), a Holder’s right to receive Warrant Shares upon exercise of a Warrant shall be converted into the right to exercise such Warrant to acquire the number of shares of stock or other securities or property (including cash) that the Common Stock issuable (at the time of such Business Combination) upon exercise of such Warrant immediately prior to such Business Combination would have been entitled to receive upon consummation of such Business Combination; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the Holder shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to such Holder’s right to exercise a Warrant in exchange for any shares of stock or other securities or property pursuant to this Section 10.4.  In determining the kind and amount of stock, securities or the property receivable upon exercise of a Warrant following the consummation of such Business Combination, if the holders of Common Stock have the right to elect the kind or amount of consideration receivable upon consummation of such Business Combination, then the consideration that a Holder shall be entitled to receive upon exercise shall be deemed to be the types and amounts of consideration received by the majority of all holders of the shares of Common Stock that affirmatively make an election (or of all such holders if none of them make an election).  For purposes of determining any amount to be withheld pursuant to Section 5.3 from stock, securities or the property that would otherwise be delivered to a Holder upon exercise of Warrants following any Business Combination, the amount of such stock, securities or property to be withheld shall have a market price equal to the aggregate Warrant Price as to which such Warrants are so exercised, based on the fair market value of such stock, securities or property on the trading day on which such Warrants are exercised; provided  that in the case of any property that is not a security, the market price of such property shall be deemed to be its fair market value as determined in good faith by the Board of Directors; and provided, further, that if making such determination requires the conversion of any currency into U.S. dollars, such conversion shall be done in accordance with customary procedures based on the rate for conversion of such currency into U.S. dollars displayed on the relevant page by Bloomberg L.P. (or any successor or replacement service) on or by 4:00 p.m., Eastern time, on such exercise date.

SECTION 10.5  Statement on Warrants.  Irrespective of any adjustments in the Warrant Price or the number or kind of shares purchasable upon the exercise of the Warrants, Warrants theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in the Warrants initially issuable pursuant to this Agreement.

SECTION 10.6  Timing of Issuance of Additional Common Stock Upon Certain Adjustments.  If the provisions of Section 10 shall require that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event (a) issuing to a Holder of Warrants exercised after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such exercise by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such exercise before giving effect to such adjustment and (b) paying to such Holder any amount of cash in lieu of a fractional share of Common Stock; provided, however, that, upon request, the Company shall deliver to such Holder a due bill or other appropriate instrument evidencing such Holder’s right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

SECTION 11.  Fractional Interests.  The Company shall not be required to issue fractional Warrant Shares on the exercise of Warrants.  If any fraction of a Warrant Share would, except for the provisions of this Section 11, be issuable on the exercise of any Warrant (or specified portion thereof), the Company shall pay an amount in cash equal to the closing price for one share of the Common Stock on the trading day immediately preceding the date the Warrant is presented for exercise, multiplied by such fraction.

SECTION 12.  No Rights as Stockholders.  Nothing contained in this Agreement or in any of the Warrants shall be construed as conferring upon the Holders or their transferees the right to vote or receive dividends, or consent or receive notice as stockholders in respect of any meeting of stockholders for the election of directors of the Company or any other matter, or any rights whatsoever as stockholders of the Company.

SECTION 13.  Disposition of Proceeds on Exercise of Warrants; Inspection of Warrant Agreement.  The Warrant Agent shall account promptly to the Company with respect to Warrants exercised and concurrently pay to the Company all monies received by the Warrant Agent for the purchase of the Warrant Shares through the exercise of such Warrants.

The Warrant Agent shall keep copies of this Agreement and any notices given or received hereunder available for inspection by the Holders during normal business hours at its principal office at 10 Commerce Drive, Cranford, New Jersey 07016.  The Company shall supply the Warrant Agent from time to time with such numbers of copies of this Agreement as the Warrant Agent may request.

SECTION 14.  Merger or Consolidation or Change of Name of Warrant Agent.  Any corporation into which the Warrant Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party, or any corporation succeeding to the corporate trust business of the Warrant Agent, shall be the successor to the Warrant Agent hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor Warrant Agent under the provisions of Section 16 hereof.  If at the time such successor to the Warrant Agent shall succeed to the agency created by this Agreement any of the Warrants shall have been countersigned but not delivered, any such successor to the Warrant Agent may adopt the countersignature of the original Warrant Agent and deliver such Warrants so countersigned; and if at that time any of the Warrants shall not have been countersigned, any successor to the Warrant Agent may countersign such warrants either in the name of the predecessor Warrant Agent or in the name of the successor Warrant Agent; and in all such cases, such Warrants shall have the full force provided in the Warrants and in this Agreement.

If at any time the name of the Warrant Agent shall be changed and at such time any of the Warrants shall have been countersigned but not delivered, the Warrant Agent may adopt the countersignatures under its prior name and deliver such Warrants so countersigned; and if at that time any of the Warrants shall not have been countersigned, the Warrant Agent may countersign such Warrants either in its prior name or in its changed name; and in all such cases, such Warrants shall have the full force provided in the Warrants and in this Agreement.

SECTION 15.  Concerning the Warrant Agent.  The Warrant Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by which the Company and the Holders, by their acceptance of Warrants, shall be bound:

SECTION 15.1  Correctness of Statements.  The statements contained herein and in the Warrants shall be taken as statements of the Company, and the Warrant Agent assumes no responsibility for the correctness of any of the same except as set forth by the Warrant Agent or evidenced by action taken by the Warrant Agent.  The Warrant Agent assumes no responsibility with respect to the distribution of the Warrants except as herein otherwise provided.

SECTION 15.2  Breach of Covenants.  The Warrant Agent shall not be responsible for any failure of the Company to comply with any of the covenants contained in this Agreement or in the Warrants to be complied with by the Company.

SECTION 15.3  Performance of Duties.  The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents (which shall not include its employees) and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

SECTION 15.4  Reliance on Counsel.  The Warrant Agent may consult at any time with legal counsel satisfactory to it (who may be counsel for the Company), and the Warrant Agent shall incur no liability or responsibility to the Company or any Holder in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or the advice of such counsel.

SECTION 15.5  Proof of Actions Taken.  Whenever in the performance of its duties under this Agreement the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering or omitting any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed conclusively to be proved and established by a certificate signed by the Chairman of the Board or President, Executive Vice President or Vice President, the Treasurer or the Controller of the Company and delivered to the Warrant Agent; and such certificate shall be full authorization to the Warrant Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

SECTION 15.6  Compensation.  The Company agrees to pay the Warrant Agent reasonable compensation for all services rendered by the Warrant Agent in the performance of its duties under this Agreement, to reimburse the Warrant Agent for all reasonable expenses, taxes and governmental charges and other charges incurred by the Warrant Agent in the performance of its duties under this Agreement, and to indemnify the Warrant Agent and save it harmless from and against any and all liabilities, including judgments, costs and counsel fees, for anything done or omitted by the Warrant Agent in the performance of its duties under this Agreement except as a result of the Warrant Agent’s willful misconduct, gross negligence or bad faith.

SECTION 15.7  Legal Proceedings.  The Warrant Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Company or any one or more Holders shall furnish the Warrant Agent with reasonable security and indemnity for any costs and expenses that may be incurred, but this provision shall not affect the power of the Warrant Agent to take such action as the Warrant Agent may consider proper, whether with or without any such security or indemnity.

All rights of action under this Agreement or under any of the Warrants may be enforced by the Warrant Agent without the possession of any of the Warrants or the production thereof at any trial or other proceeding relative thereto, and any such action, suit or proceeding instituted by the Warrant Agent shall be brought in its name as warrant agent, and any recovery of judgment shall be for the ratable benefit of the Holders, as their respective rights or interests may appear.

SECTION 15.8  Other Transactions in Securities of Company.  The Warrant Agent and any stockholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company, or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company, or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement.  Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

SECTION 15.9  Liability of Warrant Agent.  The Warrant Agent shall act hereunder solely as agent, and its duties shall be determined solely by the provisions hereof.  The Warrant Agent shall not be liable for anything that it may do or refrain from doing in connection with this Agreement except for its own willful misconduct, gross negligence or bad faith.

SECTION 15.10  Reliance on Documents.  The Warrant Agent will not incur any liability or responsibility to the Company or to any Holder for any action taken in reliance on any notice, written statement, resolution, waiver, consent, order, certificate or other paper, document or instrument reasonably believed by it to be genuine and to have been signed, sent, presented or made by the proper party or parties.

SECTION 15.11  Validity of Agreement.  The Warrant Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Warrant Agent) or in respect of the validity or execution of any Warrant (except its countersignature thereof); nor shall the Warrant Agent by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Warrant Shares (or other stock) to be issued pursuant to this Agreement or any Warrant, or as to whether any Warrant Shares (or other stock) will, pursuant to this Agreement or any Warrant, when issued, be validly issued, fully paid and nonassessable, or as to the Warrant Price or the number or amount of Warrant Shares or other securities or other property issuable upon exercise of any Warrant.

SECTION 15.12  Instructions from Company.  The Warrant Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Chairman of the Board, the President, an Executive Vice President or Vice President, the Treasurer or the Controller of the Company, and to make an application to such officers for advice or instructions in connection with its duties, and the Warrant Agent shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with instructions of any such officer or officers.  The Warrant Agent shall not be liable for any action taken by, or omission of any action by, the Warrant Agent in accordance with a proposal included in any such application to such officers on or after the date specified in such application (which date shall not be less than five business days after the date of any such officer of the Company actually receives such application, unless any such officer shall have consented in writing to an earlier date) unless, prior to taking any such action (or the effective date in the case of an omission), the Warrant Agent shall have received written instructions in response to such application specifying the action to be taken or omitted.

SECTION 16.  Change of Warrant Agent.  The Warrant Agent may resign and be discharged from its duties under this Agreement by giving to the Company 30 days’ notice in writing.  The Warrant Agent may be removed by like notice to the Warrant Agent from the Company.  If the Warrant Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Warrant Agent.  If the Company shall fail to make such appointment within a period of 30 days after such removal or after it has been notified in writing of such resignation or incapacity by (a) the resigning or incapacitated Warrant Agent or (b) any Holder (who shall with such notice submit his Warrant for inspection by the Company), then any Holder may apply to any court of competent jurisdiction for the appointment of a successor to the Warrant Agent.  After appointment, the successor warrant agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as the Warrant Agent without further act or deed; but the former Warrant Agent shall deliver and transfer to the successor warrant agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose.  Failure to file any notice provided for in this Section 16, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Warrant Agent or the appointment of the successor warrant agent, as the case may be.  In the event of such resignation or removal, the successor warrant agent shall mail, by first-class mail, postage prepaid, to each Holder, written notice of such removal or resignation and the name and address of such successor warrant agent.

SECTION 17.  Identity of Transfer Agent.  Upon the appointment of any subsequent transfer agent for the Common Stock, or any other shares of the Company’s capital stock issuable upon the exercise of the Warrants, the Company shall file with the Warrant Agent a statement setting forth the name and address of such subsequent transfer agent.

SECTION 18.  Notices.  Any notice pursuant to this Agreement by the Company or by any Holder to the Warrant Agent, or by the Warrant Agent or by any Holder to the Company, shall be in writing and shall be delivered in person or by facsimile transmission, or mailed first class, postage prepaid, (a) to the Company, at its offices at 610 Bay Boulevard Chula Vista, California 91910, Attention:  Secretary, or (b) to the Warrant Agent, at its offices at 10 Commerce Drive, Cranford, New Jersey 07016, Attention:  Ruby Singh.  Each party hereto may from time to time change the address to which notices to it are to be delivered or mailed hereunder by notice to the other party.

Any notice mailed pursuant to this Agreement by the Company or the Warrant Agent to the Holders shall be in writing and shall be mailed first class, postage prepaid, or otherwise delivered, to such Holders at their respective addresses on the books of the Warrant Agent.

SECTION 19.  Supplements and Amendments.  The Company and the Warrant Agent may from time to time supplement or amend this Agreement without the approval of any Holder, in order to cure any ambiguity or to correct or supplement any provision contained herein that may be defective or inconsistent with any other provision herein, or to make any other provisions in regard to matters or questions arising hereunder that the Company and the Warrant Agent may deem necessary or desirable and that shall not adversely affect the interests of the Holders.

SECTION 20.  Successors.  All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

SECTION 21.  Applicable Law.  This Agreement and each Warrant issued hereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflict of laws.

SECTION 22.  Benefits of this Agreement.  This Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent and the Holders of the Warrants.   Nothing in this Agreement shall be construed to give to any person or corporation other than the Company, the Warrant Agent and the Holders any legal or equitable right, remedy or claim under this Agreement.

SECTION 23.  Counterparts.  This Agreement may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

SECTION 24.  Captions.  The captions of the sections and subsections of this Agreement have been inserted for convenience only and shall have no substantive effect.

SECTION 25.  Saturdays, Sundays, Holidays, etc.  If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a business day, then such action may be taken or such right may be exercised on the next succeeding day that is a business day.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.

FIRST PACTRUST BANCORP, INC.

By: /s/ Gregory A. Mitchell
     Name: Gregory A. Mitchell
     Title:   President and Chief Executive Officer

REGISTRAR AND TRANSFER COMPANY,
as Warrant Agent

By: /s/ Nicola Giancaspro
     Name: Nicola Giancaspro
     Title:    Vice President

[Signature Page to Warrant Agreement]

                                                                                                                        EXHIBIT A

WARRANT NUMBER

FIRST pactrust BANCORP, INC.™

IRVINE, CALIFORNIA

Incorporated under the laws of the State of Maryland

WARRANT CERTIFICATE

Evidencing a Warrant to Purchase Shares of Common Stock,
Par Value of $0.01: $14.00 per Share

WARRANT TO PURCHASE SHARES **0**

SEE REVERSE FOR TERMS AND CONDITIONS

CUSIP **33589V135**

VOID IF NOT EXERCISED ON OR BEFORE 5:00 PM EASTERN TIME ON JUNE 30, 2013

REGISTERED OWNER:

COUNTERSIGNED AND REGISTERED
REGISTRAR AND TRANSER COMPANY
(CRANFORD, N.J.)
WARRANT AGENT

SAMPLE

or registered assigns (the "Holder"), is entitled to purchase from First PacTrust Bancorp, Inc., a Maryland corporation (the "Company"), at any time from the date hereof until 5:00 p.m., Eastern time, on June 30, 2013 (the "Expiration Date"), at the purchase price of $14.00 per share (the "Warrant Price"), the number of shares of common stock of the Company, par value $0.01 per share (the "Common Stock"), shown above. This Warrant certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by Registrar and Transfer Company (the "Warrant Agent").

AUTHORIZED SIGNATURE

DATED: JULY 1, 2012

FIRST PACTRUST BANCORP, INC. CORPORATE SEAL MARCH 25, 2002 MARYLAND

GREGORY A. MITCHELL, CHIEF EXECUTIVE OFFICER

This Warrant certificate is issued under and in accordance with a Warrant Agreement, dated as of June 29, 2012, by and between the Company and the Warrant Agent (the "Warrant Agreement"), and is subject to the terms and provisions contained in the Warrant Agreement, to all of which the Holder by acceptance hereof consents. A copy of the Warrant Agreement may be obtained by the Holder upon written request to the Company.

The Warrant may be exercised in whole or in part by presentation of this Warrant certificate with the Notice of Exercise Form below duly executed and the simultaneous payment of the Warrant Price at the principal office of the Warrant Agent. Payment of the Warrant Price shall be made, at the option of the Holder, (i) by uncertified check or wire transfer payable to the Warrant Agent or (ii) by electing to receive that number of shares which is equal to the number of shares for which the Warrant is being exercised, less the number of shares having a current market value (as determined pursuant to Section 10.1(c) of the Warrant Agreement) equal to the aggregate Warrant Price. As provided in the Warrant Agreement, the Warrant Price and the number or kind of shares which may be purchased upon the exercise of the Warrant evidenced by this Warrant certificate are, at the option of the Company or upon the happening of certain events, subject to modification and adjustment.

Upon any partial exercise of the Warrant evidenced by this Warrant certificate, there shall be countersigned and issued to the Holder a new Warrant certificate in respect of the shares of Common Stock as to which the Warrant evidenced by this Warrant certificate shall not have been exercised. This Warrant certificate may be exchanged at the office of the Warrant Agent by surrender of this Warrant certificate properly endorsed either separately or in combination with one or more other Warrant certificates for one or more new Warrant certificates evidencing the right of the Holder to purchase the same aggregate number of shares as were purchasable on exercise of the Warrants evidenced by the Warrant certificate or certificates exchanged. No fractional shares will be issued upon the exercise of any Warrant, but the Company will pay the cash value thereof determined as provided in the Warrant Agreement.

The Holder may be treated by the Company, the Warrant Agent and all other persons dealing with this Warrant certificate as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented hereby, or to the transfer hereof on the books of the Company, any notice to the contrary notwithstanding, and until such transfer on such books, the Company may treat the Holder hereof as the owner for all purposes.

The Warrant may be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, but only in accordance with Section 5.4(b) of the Warrant Agreement and in compliance with all applicable laws.

Neither the Warrant nor this Warrant certificate entitles any Holder hereof to any of the rights of a stockholder of the Company.

NOTICE OF EXERCISE. PLEASE PRINT ALL INFORMATION CLEARLY AND LEGIBLY.

SECTION 1

COMPLETE THE FOLLOWING IF YOU WISH TO PURCHASE ALL OR A PORTION OF THE SHARES OF THE COMPANY'S COMMON STOCK WHICH THIS WARRANT ENTITLES YOU TO PURCHASE:

Exercise of Warrant

I exercise my right to purchase pursuant to this Warrant ________ shares of Common Stock of the Company in book-entry form. Therefore, I remit payment of:

______________ x $14.00 = $____________
(# of shares) (exercise price) (purchase price)

in the form of (check one):

☐ sending an uncertified check drawn on a U.S. bank payable to "Registrar and Transfer Company as warrant agent for First PacTrust Bancorp, Inc."

☐ making a wire transfer directly to the following account: ABA No. 121-000-248, Account No. 200-001-814-9168, Wells Fargo, 190 River Road, Summit, NJ 07901, Account Name: "Registrar and Transfer Company as warrant agent for First PacTrust Bancorp, Inc."

☐ receiving that number of shares of Common Stock which is equal to the number of shares of Common Stock for which this Warrant is being exercised, less the number of shares of Common Stock having a current market value (as determined pursuant to Section 10.1(c) of the Warrant Agreement) equal to the purchase price set forth above.

____
Signature(s) of Warrantholder(s)

IMPORTANT: THE SIGNATURE(S) MUST CORRESPOND IN EVERY PARTICULAR, WITHOUT ALTERNATION, WITH THE NAME(S) AS PRINTED ON THE REVERSE OF THIS WARRANT CERTIFICATE.

If signature is by trustee(s), executor(s), administrator(s), guardian(s), attorney(s)-in-fact, agent(s), officer(s) of a corporation or another acting in a fiduciary or representative capacity, please provide the following information (please print):

Name(s): ______________________________

Capacity (Full Title): ______________________

Taxpayer ID # or Social Security #: ________________

SECTION 2

SPECIAL ISSUANCE OR DELIVERY INSTRUCTION FOR WARRANTHOLDERS:

To be completed ONLY if the shares of Common Stock are to be issued in, and cash in lieu of fractional shares paid to, a person other than the registered holder. DO NOT FORGET TO COMPLETE THE GUARANTEE OF SIGNATURE(S) SECTION BELOW.

ISSUE COMMON STOCK AND CASH IN LIEU OF FRACTIONAL SHARES TO:

____
(Print Name)

____
(Print Full Address)

____
(Social Security # or Taxpayer ID #)

DELIVERY OPTIONS FOR EXERCISING WARRANT

By Mail, Hand, Express Mail or Overnight Courier:
Registrar and Transfer Company ATTN: Reorg/Exchange Dept. 10 Commerce Drive Cranford, NJ 07016

DELIVERY OF THIS WARRANT CERTIFICATE TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY

Delivery by facsimile will not constitute valid delivery.

TRANSFER OF WARRANT CERTIFICATE

For value received, the Holder hereby sells, assigns and transfers this Warrant Certificate, together with all right, title and interest herein, to ______________________ and does hereby irrevocably constitute and appoint ______________________ as attorney-in-fact to transfer this Warrant Certificate on the books of First PacTrust Bancorp, Inc., with full power of substitution in the premises. DO NOT FORGET TO COMPLETE THE GUARANTEE OF SIGNATURE(S) SECTION BELOW.

GUARANTEE OF SIGNATURE(S)

YOU MUST HAVE YOUR SIGNATURE GUARANTEED IF YOU WISH TO HAVE YOUR SHARES DELIVERED TO A PERSON OTHER THAN THE REGISTERED HOLDER, OR IF YOU WISH TO TRANSFER THIS WARRANT CERTIFICATE.

Your signature must be guaranteed by an Eligible Guarantor Institution, as defined in Rule 17AD15 of the Securities Exchange Act of 1934, as amended. These generally include (a) a commercial bank or trust company, (b) a member firm or a domestic stock exchange or (c) a credit union.

Signature: ______________________________
(Name of Bank or Firm)

By: ______________________________
(Signature of Officer)